Filed Pursuant to Rule 433

Free Writing Prospectus

Registration No. 333-200666

February 2, 2015

FOR IMMEDIATE RELEASE

February 2, 2015

ARC GROUP WORLDWIDE, INC. ANNOUNCES SECOND QUARTER FISCAL 2015 EARNINGS RELEASE DATE AND CONFERENCE CALL

LONGMONT, CO — February 2, 2015 — ARC Group Worldwide, Inc. (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, announced today it will issue its earnings press release for the second quarter ended December 28, 2014 after the market closes on Thursday, February 5, 2015. The Company’s earnings press release and additional supplemental information will be available on the Company’s Investor Relations website at www.ArcGroupWorldwide.com.

ARC Group Worldwide also announced it will hold a conference call to discuss the second quarter results on Thursday, February 5, 2015 at 5:00pm Eastern time. All interested parties can call 888-461-2024 or 719-325-2362 and use code 8970260 to listen in. A transcript of the call will be available at the investor relations section of the Company’s website beginning approximately twenty-four hours following the end of the conference call.

The Company has filed a registration statement (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering of common stock to which this presentation relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.  You may obtain these documents free of charge by visiting the SEC online database (EDGAR) on the SEC’s website at www.sec.gov.  The Company’s registration statement on Form S-1 containing the preliminary prospectus, dated January 20, 2015, is available at the following link:

http://www.sec.gov/Archives/edgar/data/826326/000104746915000280/a2222688zs-1a.htm

Alternatively, you may obtain a copy of the prospectus and any other publicly available documents from the Company by calling (303) 467-5236 or from Brean Capital by calling (212) 702-6500.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a leading global advanced manufacturing and 3D printing service provider. Founded in 1987, the Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market. In addition to being a world leader in metal injection molding, ARC has significant expertise in 3D printing and imaging, materials science, advanced tooling, automation, machining, stamping, plastic injection molding, lean manufacturing, and robotics. For more information about ARC Group Worldwide, Inc. please visit www.ArcGroupWorldwide.com.

FORWARD LOOKING STATEMENTS

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its registration statement on Form S-1, as amended, its Form 10-K for the fiscal year ended June 30, 2014 and Form 10-Q for the period ended September 28, 2014, as well as current reports on Form 8-K filed from time-to-time with the SEC.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com